As filed with the Securities and Exchange Commission on June 16, 1995.
                                                   Registration No. 33-59493

                                  SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C.  20549

                                            AMENDMENT NO. 1
                                                  TO
                                               FORM S-3
                                        REGISTRATION STATEMENT
                                                 UNDER
                                      THE SECURITIES ACT OF 1933

                                      THE POTOMAC EDISON COMPANY
                        (Exact name of registrant as specified in its charter)
                  MARYLAND AND VIRGINIA                        13-5323955
                 (State of incorporation)                   (I.R.S. Employer
                                                            Identification No.)
                                         10435 Downsville Pike
                                      Hagerstown, MD  21740-1766
                                            (301) 790-3400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                        NANCY H. GORMLEY, Esq.
                                            Vice President
                                     Allegheny Power System, Inc.
                                          12 East 49th Street
                                       New York, New York  10017
                                            (212) 752-2121
                       (Name, address, including zip code, and telephone number,
                              including area code, of agent for service)


                                              Copies to:

           ROBERT E. BUCKHOLZ, JR., Esq.              JONATHAN I. MARK, Esq.
           Sullivan & Cromwell                        Cahill Gordon & Reindel
           125 Broad Street                           80 Pine Street
           New York, New York  10004                  New York, New York  10005

         Approximate date of commencement of proposed sale to the public:
         From time to time after the effective date of this Registration Statement.


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                              SUBJECT TO COMPLETION, DATED JUNE 16, 1995


                                      THE POTOMAC EDISON COMPANY


                                            DEBT SECURITIES


                 The Potomac Edison Company (the "Company") may offer and sell, from time to time in one or more series, or all at one time in one or more series, up to $61,834,900 aggregate principal amount of its debt securities (the "Debt Securities") at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by one or more prospectus supplements ("Prospectus Supplement") which will set forth for each offering of Debt Securities, the aggregate principal amount, maturity, interest rate (or method of calculating the interest rate), any redemption provisions, any subordination provisions, offering price, any listing on a securities exchange, proceeds to the Company, and any other specific terms of the particular series of Debt
Securities. Unless otherwise provided in a Prospectus Supplement, the sale of one series of Debt Securities will not be contingent upon the sale of any other series of Debt Securities.

                 The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. The Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution".




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                             The date of this Prospectus is June   , 1995

                                         AVAILABLE INFORMATION

                 The Potomac Edison Company (the "Company"), 10435 Downsville Pike, Hagerstown, Maryland 21740-1766 (tel. 301-790-3400), is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected at the public reference facilities of the Commission, 450 Fifth Street, N.W.,
Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois
60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W.,
Washington, D.C. 20549. Certain securities of the Company are listed on the Philadelphia Stock Exchange, and reports and other information concerning the Company can be inspected at the offices of such Exchange.

                            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference in this Prospectus:

                 (i) The Annual Report of the Company on Form 10-K for the year ended December 31, 1994 (the "Annual Report");

                 (ii)     Report on Form 8-K dated February 15, 1995;

                 (iii) The Quarterly Report of the Company on Form 10-Q for the Quarter ended March 31, 1995;

                 (iv)     Report on Form 8-K dated May 12, 1995; and

                 (v)      Report on Form 8-K dated May 17, 1995.


                 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

                 The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to: The Potomac Edison
Company, 10435 Downsville Pike, Hagerstown, Maryland 21740-1766,
Attention: Mr. Dale F. Zimmerman, Secretary and Treasurer (tel. 301-790-
6240).

                                              THE COMPANY

                 The Company, incorporated in Maryland in 1923 and in Virginia in 1974, is an electric utility operating in portions of Maryland, Virginia and West Virginia. It also owns generating capacity in Pennsylvania. The Company is a wholly-owned subsidiary of Allegheny Power System, Inc. and, together with Monongahela Power Company ("Monongahela"), West Penn Power Company ("West Penn") and Allegheny Generating Company ("AGC") (collectively, the "affiliates"), makes up the Allegheny Power integrated electric utility system (the "System"). The Company owns 28% of the common stock of AGC, and Monongahela and West Penn own the remainder of AGC's common stock. AGC owns an undivided 40% interest (840 MW) in a pumped-storage hydroelectric station in Bath County, Virginia, which is operated by an unaffiliated company.


                                         SELECTED INFORMATION

                 The following selected information is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and by the information and financial statements (including the notes thereto) appearing in the documents incorporated in this Prospectus by reference.

                                                           12 Months Ended                    Years Ended December 31,
                                                           March 31, 1995             1994     1993     1992     1991   1990

Generating capability at end of
 period (KW in Thousands):
  Company-owned:
    Coal-fired....................................             1,831                  1,831    1,831   1,831    1,831   1,831
    Pumped-storage (a)............................               235                    235      235     235      235     235
    Hydro.........................................                 6                      6       10      10       11      10
Maximum hour peak demand
 (KW in Thousands)................................             2,431                  2,595    2,233   1,987    1,915   1,930
Sales (kWh in Millions):
 Retail customers.................................            11,553                 11,691   11,432  10,755   10,549  10,309
 Nonaffiliated utilities (b)......................             3,116                  3,194    3,861   5,394    5,649   6,818
 Other, including affiliates (b)..................               640                    654      649     617      615     594
Customers (at end of period)......................           363,559                361,355  354,288 346,740  338,870 332,006

(a)     Capacity entitlement through percentage ownership of AGC.

(b) Amount for 1990 has been reclassified for comparative purposes to reflect a change in a Federal Energy Regulatory
        Commission classification.

                                                          CAPITALIZATION

                                                                         March 31, 1995                  December 31, 1994
                                                                      Amount          Percent           Amount         Percent
                                                                      (Thousands of Dollars)           (Thousands of Dollars)

Common Stock, Other Paid-in Capital, and Retained Earnings.....    $  667,207           50.1%        $  658,146          49.7%
Preferred Stock:
  Not Subject to Mandatory Redemption..........................        36,378            2.7             36,378           2.7
  Subject to Mandatory Redemption..............................        24,257            1.8             25,200           1.9
Long-Term Debt.................................................       604,119           45.4            604,749          45.7
        Total Capitalization...................................    $1,331,961          100.0%        $1,324,473         100.0%

                                                     INCOME STATEMENT SUMMARY

                The following summary income information as to the years ended
December 31, 1990 through 1994 and the twelve months ended March 31, 1995 should be read in conjunction with the audited Financial Statements contained in the Annual Report. The unaudited income information for the twelve months ended March 31, 1995 reflects all adjustments (which consist only of normal recurring adjustments) which in the Company's opinion are necessary for a fair presentation of that period.

                                          12 Months Ended                            Years Ended December 31,
                                          March 31, 1995              1994*     1993        1992         1991      1990
                                       (Thousands of Dollars)                         (Thousands of Dollars)
Income Statement Data:
  Total Operating Revenues**.............   $  754,064              $ 759,365   $  712,585 $  687,887 $  674,077 $  697,544
  Operating Income.......................      109,955                112,322      101,716     92,148     82,113     80,757
Income Before Interest
    Charges..............................      123,949                126,236      114,464    104,704     93,587     93,286
  Interest Charges.......................       46,134                 44,253       40,997     37,228     35,346     31,706
  Income Before Cumulative Effect
    of Accounting Change.................       77,815                 81,983       73,467     67,476     58,241     61,580
  Cumulative Effect of Accounting Change.         -                    16,471         -           -         -          -
  Net Income.............................       77,815                 98,454       73,467     67,476     58,241     61,580
Ratio of Earnings to Fixed
    Charges..............................         3.24                   3.46         3.34       3.40       3.20       3.56

* Income Statement Data includes the cumulative effect of an accounting change to record unbilled revenues recorded in the first quarter of 1994. The Ratio of Earnings to Fixed Charges is before the cumulative effect of the accounting change.
** Amount for 1990 has been reclassified for comparative purposes to reflect a change in a Federal Energy Regulatory Commission classification.

                                                          USE OF PROCEEDS

             The net proceeds from the sale of the Debt Securities will be used to redeem or tender for outstanding preferred stock.

                                                    CONSTRUCTION AND FINANCING

             Construction expenditures by the Company in 1994 amounted to $143 million and for 1995 and 1996 are expected to aggregate $92 million and $98 million, respectively. In 1994, these expenditures included
$51 million for environmental control technology, of which $39 million was for compliance with the Clean Air Act Amendments of 1990
(the "CAAA").  The 1995 and 1996 estimated expenditures include
$29 million and $19 million, respectively, for environmental control technology, of which $12 million and $5 million, respectively, are to cover costs of compliance with the CAAA. Allowance for funds used during construction (AFUDC)(shown below) has been reduced for carrying charges on CAAA expenditures that are being collected through currently approved base rates.

                                                                                           1994        1995       1996
                                                                                           (Millions of Dollars)
Generation..............................................                                  $ 55.6      $ 31.3     $ 29.7
Transmission and Distribution...........................                                    81.3        58.4       64.9
Other...................................................                                     5.9         2.6        3.6
        Total.............................................                                $142.8      $ 92.3     $ 98.2

Allowance for Funds used During Construction
  Included Above........................................                                   $ 5.9       $ 2.1      $ 1.8

                 In connection with its construction and demand-side management programs, the Company must make estimates of the availability and cost of capital as well as the future demands of its customers that are necessarily subject to regional, national, and international developments, changing business conditions, and other factors. The construction of facilities and their cost are affected by laws and regulations, lead times in manufacturing, availability of labor, materials and supplies, inflation, interest rates, and licensing, rate, environmental, and other proceedings before regulatory authorities. As a result, the Company's future plans are subject to continuing review and substantial change.

                 The Company has financed its construction program through internally generated funds, first mortgage bond and preferred stock issues, pollution control and solid waste disposal notes, instalment loans, long-term lease arrangements, equity investments by its parent, and, where necessary, interim short-term debt. The future ability of the Company to finance its construction program by these means depends on many factors, including creditworthiness, rate levels sufficient to provide internally generated funds and adequate revenues to produce a satisfactory return on the common equity portion of the Company's capital structure and to support the issuance of senior and other securities.

                                    DESCRIPTION OF DEBT SECURITIES

General

         The Debt Securities may be issued in one or more series under an Indenture to be dated as of May 31, 1995, between the Company and The Bank of New York, as Trustee (the "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Debt Securities, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part, or as an exhibit to a Report on Form 8-K to be incorporated by reference in such Prospectus. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

         The Debt Securities will be unsecured obligations of the Company and, unless otherwise provided in a Prospectus Supplement relating to a particular series of Debt Securities, will be subordinated obligations of the Company.

         Reference is made to the Prospectus Supplement relating to any particular issue of Debt Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part;
(3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, including the right, if any, to defer the payment of interest, and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies, or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of determining the principal amount deemed to be Outstanding at any time; (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (12) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance - Defeasance and Discharge" or "Defeasance and Covenant Defeasance - Defeasance of Certain Covenants," or under both such captions; (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Global Securities" and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (17) any addition to or change in the covenants in the Indenture; and (18) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

         Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

         Prospective purchasers of Debt Securities should refer to the applicable Prospectus Supplement for information concerning whether the covenants contained in the Indenture would afford holders of such Debt Securities protection in the event of a highly leveraged transaction involving the Company.

Subordination

         The Indenture provides that, unless otherwise provided in a supplemental indenture or a Board Resolution and described in the applicable Prospectus Supplement, the Debt Securities will be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401). The balance of the information under this section assumes that the relevant supplemental indenture or Board Resolution results in the corresponding series of Debt Securities being subordinated obligations of the Company.

         No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Debt Securities are entitled to receive or retain any payment. (Section 1403). Subject to the payment in full of all Senior Debt, the rights of the holders of the Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Debt Securities are paid in full. (Section 1404).

         The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

                 (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, including all first mortgage bonds of the Company outstanding from time to time;

                 (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company, including through an agreement to purchase, contingent or otherwise; and

                 (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and
         (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debt Securities. (Section 101).

         The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of March 31, 1995, outstanding Senior Debt of the Company aggregated approximately $604 million.

Form, Exchange, and Transfer

         The Debt Securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. (Section 302).

         At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

         Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

         If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt

Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

Global Securities

         Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

         Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

         As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

         Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or such participants (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

         Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

         Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

         Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the principal corporate trust office of The Bank of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

         All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

Consolidation, Merger, and Sale of Assets

         The Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture,
(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 801).

Events of Default

         Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; provided, however, that no notice by the Trustee to the Holders of such an occurrence shall be given until at least 30 days after the occurrence of such failure to perform; and
(e) certain events in bankruptcy, insolvency or reorganization. (Section
501).

         If an Event of Default (other than an Event of Default described in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt
Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Debt
Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt
Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

         No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and

(iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

         The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

Modification and Waiver

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) modify the subordination provisions in a manner adverse to the Holders of the Debt Securities,
(g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (i) modify such provisions with respect to modification and waiver. (Section 902).

         The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture with respect to such series. (Section 1008). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

         The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101).

         Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

Defeasance and Covenant Defeasance

         If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301).

         Defeasance and Discharge. The Indenture will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest of such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States
Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

         Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) in the first paragraph under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default and the provisions of the Indenture relating to subordination (if otherwise applicable) will cease to be effective, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

Notices

         Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106).

Title

         The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

Governing Law

         The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section
112).

Regarding the Trustee

         The Trustee under the Indenture is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York.


                                         PLAN OF DISTRIBUTION

         The Company will sell the Debt Securities from time to time through underwriters, dealers or agents in either negotiated or competitively bid transactions. Any Debt Securities acquired by any underwriters will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices prevailing at the time of sale or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. The applicable Prospectus Supplement will also set forth the purchase price of the Debt Securities offered and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and other specific terms of the particular Securities. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase any Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the particular Debt Securities offered thereby if any are purchased. Underwriters and dealers may be entitled, under agreements to be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.


                                    VALIDITY OF THE DEBT SECURITIES

         The validity of the Debt Securities offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York, and for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York. On matters of local law, those firms will rely on Robert R. Winter, Esq., Vice President, Legal Services of the Company.


                                                EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                    PART II
                                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
                                                                  Estimated
                                                                   Amounts
Filing fee
  [S]                                                             [C]
  Securities and Exchange Commission-1933 Act.................... $ 21,323*
  Securities and Exchange Commission-1935 Act.................... $    667*
Rating agency fees............................................... $ 15,000
Services of counsel.............................................. $ 60,000
Trustees Fees and Expenses....................................... $  7,000
Services of independent accountants.............................. $ 17,000
Blue Sky fees and expenses....................................... $  8,000
Miscellaneous.................................................... $ 10,000
     Total....................................................... $138,990

 * Actual.

Item 15. Indemnification of Directors and Officers.

                 Under Article IX of the Articles of Incorporation of the Company, Article 6 of the By-Laws of the Company, Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, and Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, directors and officers are entitled to indemnification by the Company against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors' and Officers' Liability Insurance is carried in an amount of $80,000,000 with a $500,000 corporate reimbursement.

                 In the Purchase Agreement each Underwriter will agree to indemnify the directors and certain officers of the Company against liabilities resulting from information the Underwriter supplies for the Registration Statement.

Item 16. Exhibits.

         Exhibit
         Number

         1*      Form of Standard Purchase Agreement Provisions - Debt
                 Securities.

         4(a)*   Form of Indenture Relating to Debt Securities.

         4(b) Form of Debt Securities (to be filed as an Exhibit by means of a Form 8-K).

         5*      Opinion and consent of Sullivan & Cromwell.

         12*     Statement re Computation of Ratios.

*Previously filed.

         23(a)*           Consent of Price Waterhouse LLP, Independent
                          Accountants.

         23(b)*           Consent of Sullivan & Cromwell.

         24*              Power of Attorney.

         25* Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

         26(a)* Form of Notice of Invitation for Competitive Bids for Debt Securities.

         26(b)*           Form of Invitation for Competitive Bids for Debt
                          Securities.

         27*              Financial Data Schedules.


*Previously filed.


Item 17. Undertakings.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section
                 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect
                 to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of June.

                                               THE POTOMAC EDISON COMPANY

                                               By            *
                                                   (Klaus Bergman, Chairman)

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of The Potomac Edison Company, a Maryland and Virginia corporation, for himself or herself and not for one another, does hereby constitute and appoint STANLEY I. GARNETT, II, ESQ. and NANCY H. GORMLEY, ESQ. and each of them, a true and lawful attorney in his or her name, place and stead, in any and all capacities, to sign his or her name to any and all amendments, including post-effective amendments, to this Registration Statement, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 16, 1995.

             Signature                                     Title


              *                                    Chairman of the Board,
         (Klaus Bergman)                  Chief Executive Officer and Director
                                               (principal executive officer)

              *                                       Secretary and Treasurer
         (Dale F. Zimmerman)                      (principal financial officer)

              *                                            Comptroller
         (Thomas J. Kloc)                         (principal accounting officer)

              *                                              Director
         (Eleanor Baum)

              *                                              Director
         (William L. Bennett)

             Signature                                       Title


              *                                             Director
         (Stanley I. Garnett, II)

              *                                             Director
         (Wendell F. Holland)

              *                                             Director
         (Phillip E. Lint)

              *                                             Director
         (Edward H. Malone)

              *                                             Director
         (Frank A. Metz, Jr.)

              *                                             Director
         (Alan J. Noia)

              *                                      President and Director
         (Jay S. Pifer)

              *                                             Director
         (Steven H. Rice)

              *                                             Director
         (Gunnar E. Sarsten)

              *                                             Director
         (Peter L. Shea)

              *                                             Director
         (Peter J. Skrgic)


* Nancy H. Gormley, Esq., by signing her name hereto, signs the document on behalf of each of the persons indicated by an asterik above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By        NANCY H. GORMLEY
         (Nancy H. Gormley, Esq., Attorney-in-fact)